AMENDED AND RESTATED
INVESTMENT ADVISORY AGREEMENT

This Amended and Restated Investment Advisory Agreement (the “Agreement”) is made and entered into effective as of March 24, 2025, by and between Ultimus Managers Trust, an Ohio business trust (the “Trust”) on behalf of each series of the Trust set forth on Schedule A attached hereto, as may be amended from time to time, (individually a “Fund” and collectively the “Funds”), each a series of shares of the Trust, and Westwood Management Corp., a New York corporation (the “Adviser”).

WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company, and offers for sale distinct series of shares of beneficial interest, each corresponding to a distinct portfolio, including, the Funds; and

WHEREAS, the Trust desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser on behalf of the Funds, and to have that investment adviser provide or perform for the Funds various research, statistical and investment services; and

WHEREAS, the Adviser is registered as an investment advisor under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and engages in the business of asset management and is willing to furnish such services to the Funds on the terms and conditions hereinafter set forth; and

WHEREAS, the Trust and the Adviser entered into that certain Investment Advisory Agreement dated as of March 1, 2024 (the “Prior Agreement”); and

WHEREAS, the Trust and the Adviser now wish to amend and restate the Prior Agreement hereby;

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.                  Employment of the Adviser. The Trust hereby employs the Adviser to invest and reinvest the assets of the Funds in the manner set forth in Section 2 of this Agreement subject to the direction of the Board of Trustees of the Trust (“Trustees”) and the officers of the Trust, for the period, in the manner, and on the terms set forth hereinafter. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations herein set forth. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

2.       Obligations of Investment Adviser

(a) Services. The Adviser agrees to perform the following services (the “Services”) for the Trust:

(1)       manage the investment and reinvestment of the assets of the Funds;

(2)       continuously review, supervise, and administer the investment program of the Funds;

(3)       determine, in its discretion, the securities to be purchased, retained or sold (and implement those decisions) with respect to the Funds;

(4)       provide the Trust and the Funds with records concerning the Adviser’s activities under this Agreement which the Trust and the Funds are required to maintain;

(5)       render regular reports to the Trust’s Trustees and officers concerning the Adviser’s discharge of the foregoing responsibilities; and

(6)       perform such other services as agreed by the Adviser and the Trust from time to time.

The Adviser shall discharge the foregoing responsibilities subject to the control of the Trustees and officers of the Trust and in compliance with (i) such policies as the Trustees may from time to time establish; (ii) each Fund’s objectives, policies, and limitations as set forth in its prospectus (“Prospectus”) and statement of additional information (“Statement of Additional Information”), as the same may be amended from time to time; and (iii) with all applicable laws and regulations. All Services to be furnished by the Adviser under this Agreement may be furnished through the medium of any directors, officers or employees of the Adviser or through such other parties as the Adviser may determine from time to time.

(b) Expenses.

(1) The Adviser shall pay all operating expenses incurred by a Fund except those operating expenses specifically assumed by the Fund in Paragraph (b)(2) hereunder, including the compensation and expenses of any employees of the Fund and any other persons rendering services to the Fund; clerical and shareholder service staff salaries; office space and other office expenses; fees and expenses incurred by the Fund in connection with membership in investment company organizations; legal, auditing and accounting expenses; expenses of registering shares under federal and state securities laws, including expenses incurred by the Fund in connection with the organization and initial registration of shares of the Fund; insurance expenses; fees and expenses of the custodian, transfer agent, dividend disbursing agent, administrator, accounting and pricing services agent and underwriter of the Fund; the cost of preparing and distributing reports and notices to shareholders; the cost of printing or preparing prospectuses and statements of additional information for delivery to the Fund’s current and prospective shareholders; the cost of printing or preparing stock certificates or other documents, statements or reports to shareholders; expenses of shareholders’ meetings and proxy solicitations; the Fund’s allocated pro-rata portion of the fees and expenses of those Trustees who are not “interested persons” of the Trust (the “Independent Trustees”), as such term is defined under Section 2(a)(19) of the 1940 Act, and costs and fees of the legal counsel to the Trust and the Independent Trustees; and all other operating expenses not specifically assumed by the Fund; and

(2) Each Fund shall pay the fee payable to the Adviser pursuant to Paragraph 4 of this Agreement, all interest charges on any borrowings, dividends and other expenses on securities sold short, taxes, brokerage commissions and other expenses incurred in placing orders for the purchase and sale of securities and other investment instruments, acquired fund fees and expenses, accrued deferred tax liability and litigation expenses and other non-routine or extraordinary expenses.

(c)       Books and Records. All books and records prepared and maintained by the Adviser for the Trust and the Funds under this Agreement shall be the property of the Trust and the Funds and, upon request therefor, the Adviser shall surrender to the Trust and the Funds such of the books and records so requested.

3.       Fund Transactions. The Adviser is authorized to select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Funds. With respect to brokerage selection, the Adviser shall seek to obtain the best overall execution for Fund transactions, which is a combination of price, quality of execution and other factors. The Adviser may, in its discretion, purchase and sell portfolio securities from and to brokers and dealers who provide the Adviser with brokerage, research, analysis, advice and similar services, and the Adviser may pay to these brokers and dealers, in return for such services, a higher commission or spread than may be charged by other brokers and dealers, provided that the Adviser determines in good faith that such commission is reasonable in terms either of that particular transaction or of the overall responsibility of the Adviser to the Funds and its other clients and that the total commission paid by the Funds will be reasonable in relation to the benefits to the Funds and its other clients over the long-term. The Adviser will promptly communicate to the Trustees and the officers of the Trust such information relating to portfolio transactions as they may reasonably request.

4.       Compensation of the Adviser. As compensation for the Services that the Adviser is to provide or cause to be provided pursuant to Paragraph 2 of this Agreement, each Fund shall pay to the Adviser a single unitary management fee, computed and accrued daily and paid in arrears monthly, at the rate set forth on Schedule A attached hereto, which shall be a percentage of the average daily net assets of the Fund (computed in the manner set forth in the Fund’s most recent Prospectus and Statement of Additional Information) determined as of the close of business on each business day throughout the month. If the Adviser shall so request in writing, with the approval of the Trustees, some or all of such fee shall be paid directly to a sub-adviser. The fee for any partial month under this Agreement shall be calculated on a proportionate basis.

5.       Status of Investment Adviser. The Services of the Adviser to the Trust and the Funds are not to be deemed exclusive, and the Adviser shall be free to render similar services to others so long as its Services to the Trust and the Funds are not impaired thereby. The Adviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Funds in any way or otherwise be deemed an agent of the Trust or the Funds. Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of the Adviser, who may also be a trustee, officer or employee of the Trust, to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature.

6.       Permissible Interests. Trustees, agents, and stockholders of the Trust are or may be interested in the Adviser (or any successor thereof) as directors, partners, officers, or stockholders, or otherwise; and directors, partners, officers, agents, and stockholders of the Adviser are or may be interested in the Trust as Trustees, stockholders or otherwise; and the Adviser (or any successor) is or may be interested in the Trust as a stockholder or otherwise.

7.       Limits of Liability; Indemnification. The Adviser assumes no responsibility under this Agreement other than to render the Services called for hereunder. The Adviser shall not be liable for any error of judgment or for any loss suffered by the Trust or the Funds in connection with the matters to which this Agreement relates, except a loss resulting from a breach of fiduciary duty with respect to receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the Act) or a loss resulting from willful misfeasance, bad faith, gross negligence, or reckless disregard on its part in the performance of, or from reckless disregard by it of its obligations and duties under, this Agreement. It is agreed that the Adviser shall have no responsibility or liability for the accuracy or completeness of the Trust’s registration statement under the Act or the Securities Act of 1933, as amended (“1933 Act”), except for information supplied by the Adviser for inclusion therein. The Trust agrees to indemnify the Adviser to the full extent permitted by the Trust’s Declaration of Trust, a copy of which is on file with the Secretary of the State of Ohio. Notice is hereby given that this instrument is executed on behalf of the Trustees and not individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and the Adviser shall look only to the assets of the Trust, or the particular Fund, for the satisfaction of such obligations or any liability arising in connection therewith, and no other series of the Trust shall incur any liability or obligation in connection therewith.

8.       Term. This Agreement shall remain in effect for an initial two-year term ending March 1, 2026, and from year to year thereafter provided such continuance is approved at least annually by the vote of a majority of the trustees of the Trust who are not “interested persons” (as defined in the 1940 Act) of the Trust, which vote must be cast in person at a meeting called for the purpose of voting on such approval; provided, however, that:

(a)        the Trust may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice of a decision to terminate this Agreement by (i) the Trustees; or (ii) the vote of a majority of the outstanding voting securities of a Fund;

(b)        the Agreement shall immediately terminate in the event of its assignment (within the meaning of the 1940 Act and the rules thereunder);

(c)       the Adviser may, at any time and without the payment of any penalty, terminate this Agreement upon 60 days written notice to the Trust and a Fund; and

(d)       the terms of Paragraph 7 of this Agreement shall survive the termination of this Agreement.

9.       Amendments. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by vote of the holders of a majority of the Fund’s outstanding voting securities as may be required under the 1940 Act.

10.       Applicable Law. This Agreement shall be construed in accordance with, and governed by, the substantive laws of the State of Ohio without regard to the principles of the conflict of laws or the choice of laws.

11.       Representations and Warranties

(a) Representations and Warranties of the Adviser. The Adviser hereby represents and warrants to the Trust as follows: (i) the Adviser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Ohio and is fully authorized to enter into this Agreement and carry out its duties and obligations hereunder; and (ii) the Adviser is registered as an investment adviser with the Securities and Exchange Commission (“SEC”) under the Advisers Act, and shall maintain such registration in effect at all times during the term of this Agreement.

(b)       Representations and Warranties of the Trust. The Trust hereby represents and warrants to the Adviser as follows: (i) the Trust has been duly organized as a business trust under the laws of the State of Ohio and is authorized to enter into this Agreement and carry out its terms; (ii) the Trust is registered as an investment company with the SEC under the Act; (iii) shares of the Funds are registered for offer and sale to the public under the 1933 Act; and (iv) such registrations will be kept in effect during the term of this Agreement.

12.       Structure of Agreement. The Trust is entering into this Agreement solely on behalf of the Funds set forth on Schedule A attached hereto individually and not jointly. Notwithstanding anything to the contrary in this Agreement, no breach of any term of this Agreement shall create a right or obligation with respect to any series of the Trust other than a Fund; (b) under no circumstances shall the Adviser have the right to set off claims relating to a Fund by applying property of any other series of the Trust; and (c) the business and contractual relationships created by this Agreement, consideration for entering into this Agreement, and the consequences of such relationship and consideration relate solely to the Trust and a Fund.

13.       Compliance Procedures. The Adviser will, in accordance with Rule 206(4)-7 of the Advisers Act, adopt and implement written policies and procedures reasonably designed to prevent violations of the Advisers Act and will provide the Trust with copies of such written policies and procedures upon request.

14.               Trade Name and Service Marks. The Trust and the Funds acknowledge that the Adviser uses and claims rights in the “Westwood” trade name and word and logo services marks. The Adviser hereby grants permission to the Trust and the Funds to use the “Westwood” trade name and service marks in connection with the subject matter of this Agreement so long as neither party has terminated this Agreement. The parties agree that the use of the “Westwood” trade name and service marks in connection with the Adviser’s Services hereunder will inure to the benefit of the Adviser.

15.               Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

16.               Notice. Notices of any kind to be given to the Trust hereunder by the Adviser shall be in writing and shall be duly given if mailed or delivered to the Ultimus Managers Trust at 225 Pictoria Drive, Suite 450, Cincinnati, Ohio 45246, Attention: Director of Fund Administration, or to such other address or to such individual as shall be so specified by the Trust to the Adviser. Notices of any kind to be given to the Adviser hereunder by the Trust shall be in writing and shall be duly given if mailed or delivered to Westwood Management Corp. at 200 Crescent Court, Suite 1200, Dallas, Texas 75201, or at such other address or to such individual as shall be so specified by the Adviser to the Trust. Notices shall be deemed received when delivered in person or within four days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested or upon receipt of proof of delivery when sent by overnight mail or overnight courier, addressed as stated above.

In Witness Whereof, the parties hereto have caused this Agreement to be executed as of the day and the year first written above.

Ultimus Managers Trust, on behalf of the	Westwood Management Corp.
By: /s/ Todd E. Heim	By: /s/ William R. Hardcastle, Jr.
Name: Todd E. Heim Title: President	Name: William R. Hardcastle, Jr. Title: Senior Vice President

SCHEDULE A

TO THE

AMENDED AND RESTATED

INVESTMENT ADVISORY AGREEMENT

BETWEEN

ULTIMUS MANAGERS TRUST

ANDWESTWOOD MANAGEMENT CORP.

Name of Fund	Unitary Management Fee*	Fee*
Westwood Salient Enhanced Midstream Income ETF	0.80%
Westwood Salient Enhanced Energy Income ETF	0.85%
Westwood LBRTY International Equity ETF	0.50%
Westwood LBRTY Global Equity ETF	0.50%
Westwood LBRTY Emerging Markets Equity ETF	0.50%

* As a percent of average daily net assets. Note, however, that the Adviser shall have the right, but not the obligation, to voluntarily waive any portion of the unitary management fee it is entitled to receive from a Fund pursuant to the Agreement from time to time.